                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-09211



The date of this prospectus supplement is August 26, 1997



                                Supplement No. 2
                                     to the
                         Prospectus dated July 30, 1996
                               774,978 Shares of
                             CyberGuard Corporation




As set forth in the Prospectus under "Plan of Distribution," the Selling Shareholders may from time to time distribute the Shares of common stock, par value, $.01 per share, of CyberGuard Corporation (the "Company"), as gifts in privately negotiated transactions or as bonus or other compensation to employees. Such donees or employees may, from time to time, transfer the shares by gift or reoffer or resell the shares in the manner described in the "Plan of Distribution."


The Company's address as set forth in "Incorporation of Certain Information by Reference" and "Prospectus Summary--Recent Events" has changed. The Company's address is 2000 W. Commercial Boulevard, Fort Lauderdale, Florida 33309, and its telephone number is (954) 958-3900.